Exhibit 2.1

DATE: 16 AUG 2022

CBL (ASIA) LIMITED

and

Straits ENERGY RESOURCES Berhad

(as the Vendor)

and

CBL INTERNATIONAL LIMITED

(as the Purchaser)

AGREEMENT FOR SALE AND PURCHASE

OF SHARES IN

BANLE INTERNATIONAL GROUP LIMITED

THIS AGREEMENT is made on the 16 Aug 2022

BETWEEN:

(1)	(A)	CBL (ASIA) LIMITEd, a company incorporated in Hong Kong with limited liability and having its registered office at Room 1213, 12/F., Tower A, Hunghom Commercial Centre, 39 Ma Tau Wai Road, Hunghom, Kowloon, Hong Kong (the “Vendor A”); and

	(B)	STRAITS ENERGY RESOURCES BERHAD (formerly known as Straits Inter Logistics Berhad), a company incorporated in Malaysia with its registered office at No: 149A, 149B, 151B, Persiaran Raja Muda Musa, 42000 Port Klang, Selangor Darul Ehsan (the “Vendor B”, together with the Vendor A as the “Vendors” and each a “Vendor”); and

(2)	CBL INTERNATIONAL LIMITED, a company incorporated in the Cayman Islands with limited liability and having its registered office at Cricket Square, Hutchins Drive, P.O. Box 2681, KY1-1111, Cayman Islands and principal place of business in Suite 19-9-6, Level 9, UOA Centre, No. 19 Jalan Pinang, 50450, Kuala Lumpur, Malaysia (the “Purchaser”).

WHEREAS:

(A)	Banle International Group Limited (the “Company”) is a company incorporated in the British Virgin Islands with limited liability and as at the date hereof has an issued and paid up share capital of US$490,323 consisting of 490,323 ordinary shares (each a “Share”), of which all are fully paid up or credited as fully paid. As at the date of this Agreement, 304,000 Shares (the “Vendor A Sale Shares”) are legally and beneficially owned by the Vendor A and 186,323 Shares (the “Vendor B Sale Shares”) are legally and beneficially owned by the Vendor B respectively.

(B)	The Purchaser is a company incorporated in the Cayman Islands with limited liability and as at the date hereof, the Purchaser has a total of 5,000,000 Purchaser Shares, which will be redeemed and cancelled upon Completion.

(C)	Each of the Vendors has agreed to sell and the Purchaser has agreed to purchase all the 490,323 issued Shares in total (as to 304,000 Shares beneficially owned by the Vendor A and as to 186,323 Shares beneficially owned by the Vendor B) (together as the “Sale Shares” and each a “Sale Share”) subject to and upon the terms and conditions of this Agreement (as defined below).

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement (including the Recitals), unless the context otherwise requires or permits, the following words and expressions shall have the meanings ascribed to each of them respectively below:

	“Business Day”	a day (other than a Saturday, Sunday or public holiday) on which licensed banks are generally open for business in Hong Kong throughout their normal business hours

	“Completion”	completion of the sale and purchase of the Sale Shares in accordance with the terms and conditions of this Agreement

	“Hong Kong”	Hong Kong Special Administrative Region of the People’s Republic of China

	“Purchaser Share(s)”	ordinary share(s) of US$0.0001 each in the share capital of the Purcahser

	“this Agreement”	this agreement for the sale and purchase of the Sale Shares, as amended from time to time

	“US$”	United States of America dollars

1.2	References herein to Clauses are to clauses in this Agreement unless the context requires otherwise.

1.3	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.

2.	SALE OF THE SALE SHARES

2.1	Subject to and upon the terms and conditions of this Agreement, each of the Vendors shall as legal and beneficial owner sell and the Purchaser shall purchase all the Sale Shares with effect from Completion free from all liens, charges and encumbrances and together with all rights attaching thereto including all dividends and distributions declared, made or paid thereafter.

2.2	The Purchaser and/or each of the Vendors shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the same are completed simultaneously.

3.	CONSIDERATION

3.1	The aggregate consideration (the “Consideration”) for the sale and purchase of the Sale Shares shall be US$490,323 (as to US$304,000.26 for the Vendor A Sale Shares and as to US$186,323.74 for the Vendor B Sale Shares) and shall be satisfied by the Purchaser:-

(a)	by allotting and issue 13,175,000 new Purchaser Shares (the “Vendor A Consideration Shares”) at Completion to the Vendor A; and

(b)	by allotting and issue 8,075,000 new Purchaser Shares (the “Vendor B Consideration Shares”, together with the Vendor A Consideration Shares as the “Consideration Shares” and each a “Consideration Share”) at Completion to the Vendor B.

Upon Completion, the Purchaser shall have an issued and paid up share capital consisting of 21,250,000 Purchaser Shares, as to 13,750,000 Purchaser Shares owned by the Vendor A and as to 8,075,000 Purchaser Shares owned by the Vendor B.

3.2	The Consideration Shares shall be allotted and issued fully paid, free from encumbrances and shall rank pari passu in all respects among themselves and with the Purchaser Shares in issue on the date of allotment and issue, including the right to receive all dividends, distributions and other payments made or to be made the record date for which falls on or after the date of such allotment and issue.

4.	COMPLETION

4.1	Completion shall take place on the date of this Agreement (or such other date as the parties hereto may agree in writing).

4.2	At Completion, the Vendor A shall deliver or cause to be delivered to the Purchaser:

	(a)	instrument(s) of transfer in respect of the transfer of the Vendor A Sale Shares duly executed by the Vendor A in favour of the Purchaser;

	(b)	original share certificate(s) in respect of the Vendor A Sale Shares; and

	(c)	an application letter duly signed by the Vendor A applying for the Vendor A Consideration Shares.

At Completion, the Vendor B shall deliver or cause to be delivered to the Purchaser:

	(a)	instrument(s) of transfer in respect of the transfer of the Vendor B Sale Shares duly executed by the Vendor B in favour of the Purchaser;

	(b)	original share certificate(s) in respect of the Vendor B Sale Shares; and

	(c)	an application letter duly signed by the Vendor B applying for the Vendor B Consideration Shares.

4.3	The Vendors shall procure a meeting of the board of directors of the Company to be held at which resolutions shall be passed for the approval for the transfer of the Sale Shares to the Purchaser and/or its nominee(s) and the registration of such transfer, subject to the relevant instrument(s) of transfer being produced for registration.

4.4	At Completion, the Purchaser shall:

	(a)	produce instrument(s) of transfer in respect of the Sale Shares duly executed by the Purchaser;

	(b)	deliver a copy of the minutes of the board of directors of the Purchaser certified by a director of the Purchaser approving the allotment and issue of the Consideration Shares to the Vendors as fully paid and the registration of the respective names of each of the Vendors in the register of members of the Purchaser as the relevant registered holder of the Consideration Shares;

	(c)	deliver to the Vendor A share certificate(s) in respect of the Vendor A Consideration Shares;

	(d)	deliver to the Vendor B share certificate(s) in respect of the Vendor B Consideration Shares; and

	(e)	deliver to the Vendors the updated register of members of the Purchaser.

	4.5	At Completion, the Vendors and the Purchaser shall enter into a shareholders’ agreement in such form to be agreed by the Vendors and the Purchaser, which shall be terminated upon listing of the Purchaser and/or its holding company.

5.	WARRANTIES

5.1	The Purchaser represents and warrants to the Vendors that:

	(a)	it is a corporation duly incorporated and validly existing under the laws of its incorporation;

	(b)	as at the date of this Agreement, the Purchaser does not hold or have interest in other company, corporation or entity;

	(c)	this Agreement constitutes valid, legal and binding obligations on the Purchaser, enforceable in accordance with its terms, and the execution and delivery of this Agreement and performance of its obligations contained herein do not and will not violate any existing law or documents to which a member of the Group is a party or by which it is bound;

	(d)	none of the members of the Group, their directors and shareholders are engaged (whether as a claimant or defendant or otherwise) in any litigation, arbitration, administrative proceedings or criminal proceedings before any court, tribunal, statutory or governmental body and no such litigation, arbitration or criminal proceedings are pending or threatened by or against any members of the Group and there are no facts or circumstances known to the Purchaser or its director likely to give rise to any litigation, arbitration administrative proceedings or criminal proceedings. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such proceedings;

(e)	the Group has obtained all approvals, permits, licences, exemptions and orders of all relevant regulatory authorities (all of the foregoing collectively called the “Licences”) to enable the Group to carry on its business. All such Licenses are in full force and effect, the terms and conditions in respect of which the Licences are subject have been complied with by the Group and after due and careful inquiries, there are no circumstances which indicate that any of such Licences may be revoked, cancelled or suspended, or not renewed, in whole or in part, in the ordinary course of events;

(f)	none of the members of the Group nor any of their officers, agents or employees (during the course of their duties in relation to the Group) have committed or omitted to do, any act or thing the commission or omission of which is, or could be, a tortuous act, or in contravention of any law, act, order, regulation, or the like in any part of the world, and where the consequence of which would or is likely to have a material adverse effect on the assets, financial or trading position or prospects of any members of the Group;

(g)	all tax which is due in connection with the business, any transaction, income or asset of the Group has been duly paid. No taxation authorities have investigated, or indicated that it intends to investigate, the tax affairs of the Group. The Group is not, or has not at any time become, liable to pay interest on any unpaid tax or to pay any penalty, fine or surcharge. There is no dispute between the Group and the taxation authorities; and

(h)	it is not in receivership or liquidation nor has it taken any steps to enter into liquidation, and no petition has been presented for the winding up of the Group.

6.	RESTRICTION ON ANNOUNCEMENTS

Each of the parties undertakes to the other that it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to its professional advisers, or when required by law or any rule of any competent authority, or to its respective officers or employees whose province is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others which may be within or may come to its knowledge and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

7.	FURTHER ASSURANCE

The Vendors shall at the cost of the Purchaser execute, do and perform or procure to be executed, done and performed by other necessary parties all such further acts, agreements, assignments, assurances, deeds and documents as the Purchaser may reasonably require to vest effectively the legal and beneficial ownership of the Sale Shares in the Purchaser free from all encumbrances.

8.	NOTICES

8.1	Each notice, demand or other communication given, made or serve under this Agreement shall be in writing and delivered or sent to the relevant party by prepaid postage (by airmail if to another country), facsimile transmission or personal delivery to its address or fax number as set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

To the Vendor A:	CBL (Asia) Limited

	Address	:	Room 1213, 12/F., Tower A, Hunghom Commercial Centre, 39 Ma Tau Wai Road, Hunghom, Kowloon, Hong Kong

	Fax Number	:	(852) 2882 1556

	Attention	:	The Board of Directors

To the Vendor B:	Straits Inter Logistics Berhad

	Address	:	B-07-06 Plaza Mont’ Kiara, 2, Jalan Kiara, Mont’ Kiara, 50480 Kuala Lumpu

	Fax Number	:	(603) 603-6419 1267

	Attention	:	The Board of Directors

To the Purchaser:	CBL International Limited

	Address	:	Suite 19-9-6, Level 9, UOA Centre,
No. 19 Jalan Pinang, 50450
Kuala Lumpur, Malaysia

	Fax Number	:	(60)-3-2703 2968

	Attention	:	The Board of Directors

8.2	Each notice, demand or other communication given, made or serve under this Agreement shall be deemed to have been given and received by the relevant party (i) within two (2) days after the date of posting, if sent by local mail; four (4) days after the date of posting, if sent by airmail; (ii) when delivered, if delivered by hand; and (iii) on dispatch, if sent by facsimile transmission.

9.	TIME AND NO WAIVER

Time shall in every respect be of the essence of this Agreement but no failure on the part of any party hereto to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any other right(s) or prejudice or affect any right(s) against any other parties hereto under the same liability, whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

10.	INVALIDITY

If at any time any one or more of the provisions of this Agreement is/are or become(s) illegal, invalid or unenforceable in any respect under laws of any jurisdiction, the legality, validity or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

11.	AMENDMENTS

This Agreement shall not be amended, supplemented or modified except by instruments in writing signed by each of the parties hereto.

12.	ASSIGNMENT

This Agreement shall be binding on and enure to the benefit of each party hereto and its respective successors and permitted assigns provided that none of the parties hereto shall assign or transfer or purport to assign or transfer any of its rights or obligations hereunder without the prior written consent of the other parties.

13.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes any previous agreements, arrangements, statements or transactions between the parties hereto in relation to the subject matters hereof.

14.	COSTS AND STAMP DUTY

14.1	Each party shall bear its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

14.2	All stamp duty (if any) payable in respect of the sale and purchase of the Sale Shares shall be borne by the Purchaser.

15.	GOVERNING LAW AND JURISDICTION

15.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

15.2	The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

15.3	Unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623, Laws of Hong Kong) to enforce any of the terms of this Agreement, and whether so provided in this Agreement or not, no consent of third party is required for the amendment to (including the waiver or compromise of any obligation), rescission of or termination of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of parties hereto may execute this Agreement by signing any such counterparts.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

THE VENDOR A

SIGNED by	)
)
for and on behalf of	)
)
CBL (ASIA) LIMITED	)
)
in the presence of:	)

THE VENDOR B

SIGNED by	)
)
for and on behalf of	)
)
STRAITS ENERGY RESOURCES	)
BERHAD	)
)
in the presence of:	)

THE PURCHASER

SIGNED by	)
)
for and on behalf of	)
)
CBL INTERNATIONAL	)
LIMITED	)
)
in the presence of:	)

-9-